Exhibit 10.7

FIRST HAWAIIAN, INC.

LONG-TERM INCENTIVE PLAN

(As amended and restated effective August 9, 2016)

TABLE OF CONTENTS

		Page
	Article 1.

	ESTABLISHMENT, PURPOSE, AND DURATION

1.1	Establishment of the Plan	1
1.2	Purpose of the Plan	1
1.3	Duration of the Plan	1

	Article 2.

	Definitions and Construction

2.1	Definitions	1
2.2	Gender and Number	2
2.3	Severability	2

	Article 3.

	Administration

3.1	The Committee	3
3.2	Authority of the Committee	3
3.3	Decisions Binding	3

	Article 4.

	Eligibility and Participation

4.1	Eligibility	3
4.2	Actual Participation	3

	Article 5.

	Awards

5.1	Grant of Awards	4
5.2	Awards	4
5.3	Earned PSUs	5
5.4	Vesting of Earned PSUs	5
5.5	Delivery of Awards	5
5.6	Termination of Employment Due to Death, Disability, or Retirement	5
5.7	Nonassignability	5

i

5.8	Clawback/Repayment	5

	Article 6.

	Beneficiary Designation

6.1	Beneficiary Designations	6

	Article 7.

	Rights of Employees

7.1	Employment	6
7.2	Participation	6
7.3	Interest in Particular Property	6
7.4	Additional Incentive Plans	6

	Article 8.

	Change in Control

8.1	Consequences of Change in Control	6

	Article 9.

	Amendment, Modifications, and Termination

9.1	Amendment, Modification, and Termination	7
9.2	Awards Previously Granted	7

	Article 10.

	Tax Treatment

10.1	Tax Withholding	7
10.2	No Liability With Respect to Tax Qualification or Adverse Tax Treatment	7

	Article 11.

	Indemnification

11.1	Indemnification	7

	Article 12.

	Successors

12.1	Successors	8

ii

	Article 13.

	Requirements of Law

13.1	Requirements of Law	8
13.2	Section 409A	8
13.3	Subject to Any Section 162(m) Plan	8
13.4	Dispute Resolution	8
13.5	Governing Law	9
13.6	Jurisdiction	9

iii

FIRST HAWAIIAN, INC.

LONG-TERM INCENTIVE PLAN

As amended and restated effective August 9, 2016

Article 1.

ESTABLISHMENT, PURPOSE, AND DURATION

1.1                               Establishment of the Plan.  Effective as of January 1, 2008, First Hawaiian Bank adopted the “First Hawaiian Bank Long-Term Incentive Plan” (the “Plan”), which was amended and restated as of January 1, 2013.  First Hawaiian Bank is a direct and wholly-owned subsidiary of First Hawaiian, Inc. (or any successor thereto as provided in Article 12 herein, “First Hawaiian”).  First Hawaiian hereby assumes the Plan and, effective solely for Awards granted on or after the IPO Date, amends and restates the Plan in its entirety and retitles the plan as the “First Hawaiian, Inc. Long-Term Incentive Plan.”

1.2                               Purpose of the Plan.  The purpose of the Plan is to promote the success, and enhance the value, of First Hawaiian by linking the personal interests of Participants to those of First Hawaiian and its shareholders, and by providing Participants with an incentive to remain Employees of First Hawaiian and/or the Bank and to help it accomplish financial and other goals over the long term.  The Plan is further intended to enable First Hawaiian and the Bank to motivate, attract, and retain the services of Participants upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.

Awards under the Plan are issued under the First Hawaiian, Inc. 2016 Omnibus Incentive Compensation Plan (as amended from time to time or any successor omnibus incentive compensation plan, the “Omnibus Plan”), the terms of which are incorporated in the Plan. Capitalized terms used in the Plan but not otherwise defined in the Plan have the meaning ascribed to them in the Omnibus Plan.

1.3                               Duration of the Plan.  Subject to prior termination by law, or by the Board or Committee pursuant to the right of termination reserved under Article 9 herein, the Plan shall continue in effect indefinitely.

Article 2.

Definitions and Construction

2.1                               Definitions.  Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)                                 “Award” means, individually or collectively, an award granted under the Plan.

(b)                                 “Bank” means First Hawaiian Bank (including any and all Subsidiaries).

(c)                                  “Board” means the Board of Directors of First Hawaiian.

(d)                                 “Change in Control” is as defined in the Omnibus Plan.

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)                                   “Committee” means the committee, as specified in Article 3, appointed by the Board to administer the Plan with respect to grants of Awards.

(g)                                  “Director” means any individual who is a member of the Board.

(h)                                 “Employee” means any full-time, nonunion employee of First Hawaiian, the Bank or a Subsidiary of First Hawaiian or the Bank.  A member of the Board or the board of directors of a Subsidiary of First Hawaiian who is not otherwise employed by First Hawaiian or a Subsidiary of First Hawaiian shall not be considered an Employee under the Plan.

(i)                                     “IPO Date” means the date of the initial public offering of common stock, par value $0.01 per share, of First Hawaiian, Inc. in an offering by BNP Paribas USA, Inc., a subsidiary of BNP Paribas.

(j)                                    “Key Employees” means those officers and other Employees whom the Committee determines have the potential to favorably impact the long-term results or success of First Hawaiian.  Whether any individual Employee is a Key Employee shall be determined in the sole discretion of the Committee.

(k)                                 “Participant” means an Employee who has an outstanding Award granted under the Plan.

(l)                                     “Retirement” means a Participant’s separation from service on or after either the (1) attainment of age 65, or (2) attainment of age 55 and completion of at least five years of credited service with First Hawaiian or its affiliates.

(m)                             “Subsidiary” of a parent entity means any corporation in which the parent owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting powers of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) in which the parent owns at least fifty percent (50%) of the combined equity thereof.

2.2                               Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

2.3                               Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Article 3.

Administration

3.1                               The Committee.  The Plan shall be administered by the Compensation Committee of the Board, or by any other committee appointed by the Board.

3.2                               Authority of the Committee.  The Committee shall have full power except as limited by law or by the Articles of Incorporation or Bylaws of First Hawaiian, and subject to the provisions herein: to select Key Employees to whom Awards are granted; to determine the size and types of Awards; to determine the terms and conditions of such Awards in a manner consistent with the Plan; to cancel and reissue any Awards granted hereunder; to construe and interpret the Plan and any agreement or instrument entered into under the Plan; to establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 9 herein) to amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan.  Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.

The Chief Executive Officer of First Hawaiian may exercise all of the powers and authorities of the Committee with respect to the administration of the Plan set forth in this Section 3.2; provided that the Chief Executive Officer may not grant, amend or determine the terms and conditions of an Award for any Employee under the Committee’s purview.  In addition, the Committee may delegate some or all of its powers and authorities with respect to the administration of the Plan to such other persons as it deems appropriate.

All determinations, decisions, interpretations and other actions by the Committee or its delegates, or the Chief Executive Officer of First Hawaiian, shall be final, conclusive and binding on all persons.

3.3                               Decisions Binding.  All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including First Hawaiian, its stockholders, Employees, Participants, and their estates and beneficiaries.

Article 4.

Eligibility and Participation

4.1                               Eligibility.  Persons eligible to participate in the Plan include all Key Employees, as determined by the Committee, including Employees who are members of the Board.

4.2                               Actual Participation.  Subject to the other provisions of the Plan, the Committee may, from time to time, select from all eligible Key Employees those to whom the Awards shall be granted and shall determine the nature and amount of each Award.  No Employee shall have any right to be granted an Award under the Plan.  In addition, nothing in the Plan shall interfere with or limit in any way the right of First Hawaiian or a Subsidiary of First Hawaiian to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of First Hawaiian or a Subsidiary of First Hawaiian.

Article 5.

Awards

5.1                               Grant of Awards.  Subject to the terms of the Plan, Awards may be granted to eligible Employees at any time and from time to time, as shall be determined by the Committee.  Subject to the terms of the Plan, the Committee shall have complete discretion in determining the target Award granted to each Participant.

5.2                               Awards.

(a)                                 Performance Share Units.  Unless otherwise provided by the Committee, Awards issued under the Plan consist of performance share units (“PSUs”) providing holders with the opportunity to earn Shares based on achievement of performance criteria during the Performance Period.  PSUs will be subject to the terms and conditions of the Plan and the Omnibus Plan and will be issued only to the extent permissible under relevant laws, regulatory restrictions and agreements applicable to First Hawaiian, and the Committee may establish another form of Award to the extent it determines appropriate for some or all Participants.  Each PSU will constitute an unfunded and unsecured promise of First Hawaiian to deliver (or cause to be delivered) one Share (or, at the election of First Hawaiian, cash equal to the Fair Market Value thereof) as provided in Section 5.5.  Until such delivery, a holder of PSUs will have only the rights of a general unsecured creditor and no rights as a shareholder of First Hawaiian.

(b)                                 Award Agreements.  Each Award granted under the Plan shall be evidenced by an award agreement that shall contain such provisions and conditions as the Committee deems appropriate; provided that, except as otherwise expressly provided in an award agreement, if there is any conflict between any provision of the Plan and an award agreement, the provisions of the Plan shall govern.  By accepting an Award pursuant to the Plan, a Participant thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan, the Omnibus Plan and the applicable award agreement.  Awards shall be accepted by a Participant signing the applicable award agreement, and returning it to First Hawaiian.  Failure by a Participant to do so within 90 days from the date of the award agreement shall give First Hawaiian the right to rescind the Award.

(c)                                  Performance Periods.  The time period during which the performance goals apply shall be called a “Performance Period.”  Unless otherwise provided by the Committee, the Plan will operate for successive overlapping three-year Performance Periods beginning on January 1 of each year, with the first Performance Period being from January 1, 2016 through December 31, 2018.

(d)                                 Performance Goals.  The number of PSUs earned for any Performance Period will be based on one or more performance goals for Awards, as established by the Committee with respect to such Performance Period.  The Committee may establish weightings, thresholds, targets and maximums for the performance goals.

5.3                               Earned PSUs.  Within 90 days following the end of the Performance Period, the Committee will assess performance against each performance goal and determine the number of PSUs earned.  The date the Committee determines the number of earned PSUs is the “Determination Date.”  For the avoidance of doubt, the Committee retains discretion to reduce any earned Award to zero.

5.4                               Vesting of Earned PSUs.  Except as provided in Section 5.6, and subject to the other terms and conditions of the Plan and the applicable award agreement a Participant must be employed with First Hawaiian through the Determination Date (the “Scheduled Vesting Date”) in order to be eligible to receive any earned PSUs.  In the event that a Participant terminates employment with First Hawaiian prior to the Scheduled Vesting Date for any reason other than those reasons set forth in Section 5.6, no portion of the Award will be earned and no payment or delivery of PSUs shall be made by First Hawaiian to the Participant, unless the Committee, in its sole discretion, determines that all or any portion of such Awards should instead be treated as earned.

5.5                               Delivery of Awards.  After the applicable Performance Period has ended, First Hawaiian will deliver (or cause to be delivered) to the Participant Shares (or, at the election of First Hawaiian, cash equal to the Fair Market Value thereof) in respect of any earned PSUs as promptly as administratively practicable following the Scheduled Vesting Date, but no later than 60 days following the applicable Scheduled Vesting Date.  Subject to Section 5.6, a Participant must be employed on the Scheduled Vesting Date in order to be entitled to receive a delivery of the earned PSUs.

5.6                               Termination of Employment Due to Death, Disability, or Retirement.  Unless otherwise provided in an award agreement, in the event the employment of a Participant is terminated by reason of death, Disability or Retirement during a Performance Period, the Participant’s Award will immediately vest in a prorated number of PSUs based on the Participant’s date of termination of employment relative to the length of the Performance Period, and the Shares (or cash) corresponding to the earned PSUs (based on the performance for the whole Performance Period as adjudicated on the Determination Date) will be delivered to the Participant on the dates specified in Section 5.5.

5.7                               Nonassignability.  No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the award agreement.  Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 5.7 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the award agreements will be binding upon any permitted successors and assigns.

5.8                               Clawback/Repayment.  Notwithstanding anything to the contrary herein, Awards and any payments or deliveries under the Plan will be subject to forfeiture and/or repayment to the extent provided in any policy of First Hawaiian as in effect from time to time.

Article 6.

Beneficiary Designation

6.1                               Beneficiary Designations.  Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit.  Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by First Hawaiian, and will be effective only when filed by the Participant in writing with the Secretary of First Hawaiian during the Participant’s lifetime.  In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article 7.

Rights of Employees

7.1                               Employment.  Nothing in the Plan shall interfere with or limit in any way the right of First Hawaiian or any Subsidiary of First Hawaiian to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of First Hawaiian or any Subsidiary of First Hawaiian.

7.2                               Participation.  No Employee shall have the right to be selected as a Key Employee or to receive an Award under the Plan, or, having been so selected, to be selected to receive a future Award.

7.3                               Interest in Particular Property.  No Participant shall have, under any circumstances, any interest whatsoever, vested or contingent, in any particular property or asset of First Hawaiian or any Subsidiary of First Hawaiian, or in any particular share or shares of First Hawaiian that may be held by First Hawaiian or any Subsidiary of First Hawaiian by virtue of any Award.

7.4                               Additional Incentive Plans.  The Plan shall not be deemed a substitute for, and shall not preclude the establishment or continuation of any other plan, practice, or arrangement that may now or hereafter be provided for the payment of compensation, special awards, or employee benefits to Employees of First Hawaiian and its Subsidiaries generally, or to any class or group of Employees, including without limitation, any savings, thrift, profit-sharing, pension, retirement, excess benefit, insurance, health care plans, or other employee benefit plans.  Any such arrangements may be authorized by First Hawaiian and its Subsidiaries and payment thereunder made independently of the Plan.

Article 8.

Change in Control

8.1                               Consequences of Change in Control.  Upon the occurrence of a Change in Control, unless otherwise specifically prohibited by the terms of Article 13 or provided for in an award agreement, Awards outstanding under the Plan will be treated in accordance with Section 3.6 of the Omnibus Plan.

Article 9.

Amendment, Modifications, and Termination

9.1                               Amendment, Modification, and Termination.  At any time and from time to time, the Board (or the Committee unless precluded from doing so by the resolutions or Bylaw provisions establishing its powers) may terminate, amend, or modify the Plan.

9.2                               Awards Previously Granted.  No termination, amendment, or modification of the Plan shall in any manner materially adversely affect any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

Article 10.

Tax Treatment

10.1                        Tax Withholding.  First Hawaiian (or, if applicable, a Subsidiary of First Hawaiian which employs the Participant) shall have the power and the right to deduct or withhold, or require a Participant to remit to First Hawaiian (or Subsidiary of First Hawaiian) an amount sufficient to satisfy Federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any grant of an Award or payment made under or as a result of the Plan or any other taxable event resulting from the Plan.

10.2                        No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event shall First Hawaiian be liable to a Participant on account of the failure of any Award or amount payable under the Plan to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

Article 11.

Indemnification

11.1                        Indemnification.  Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by First Hawaiian against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with First Hawaiian’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give First Hawaiian an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under First Hawaiian’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that First Hawaiian may have to indemnify them or hold them harmless.

Article 12.

Successors

12.1                        Successors.  All obligations of First Hawaiian under the Plan, with respect to Awards granted hereunder, shall be binding on any successor thereto, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of First Hawaiian.

Article 13.

Requirements of Law

13.1                        Requirements of Law.  The granting of Awards and payments made under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

13.2                        Section 409A.  Each payment or delivery in respect of an Award will be treated as a separate payment or delivery for purposes of Section 409A, and amounts payable shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the “short-term deferral” exception in Treasury Regulation Section 1.409A-1(b)(4).  For the avoidance of doubt, all Awards under the Plan are intended to satisfy such short-term deferral exception.  To the extent any payment under the Plan constitutes “deferred compensation” subject to Section 409A, the Plan will be interpreted, administered and construed to, comply with Section 409A with respect to such payment.  The Committee will have full authority to give effect to the intent of this Section 13.2.  If any payment or delivery to be made under any Award (or any other payment or delivery under the Plan) would be subject to the limitations in Section 409A(a)(2)(b) of the Code, the payment or delivery will be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A.

13.3                        Subject to Any Section 162(m) Plan.  First Hawaiian may, in any year, propose a Section 162(m) compliant performance incentive award plan (the “Section 162(m) Plan”).  If a Section 162(m) Plan is proposed and approved by First Hawaiian stockholders in accordance with Section 162(m)(4)(C) of the Code and Treasury Regulation Section 1.162-27(e)(4), the Plan will function as a sub-plan under the Section 162(m) Plan, whereby performance compensation amounts payable under the Section 162(m) Plan can be paid in part by accruing awards with respect to a Performance Period.

13.4                        Dispute Resolution.  The Committee may condition any Award under the Plan upon the Participant’s agreement that all disputes concerning Awards under the Plan be settled by arbitration or another procedure prescribed by the Committee.

13.5                        Governing Law.  To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Hawaii.

13.6                        Jurisdiction.  First Hawaiian and each Participant, as a condition to such Participant’s participation in the Plan, hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the County of Honolulu, State of Hawaii, over any suit, action or proceeding arising out of or relating to or concerning the Plan.  First Hawaiian and each Participant, as a condition to such Participant’s participation in the Plan, acknowledge that the forum designated by this Section 13.6 has a reasonable relation to the Plan and to the relationship between such Partcipant and First Hawaiian.  Notwithstanding the foregoing, nothing herein will preclude First Hawaiian from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Section 13.6.

To record the adoption of the Plan, First Hawaiian, Inc. has executed this document this August 9, 2016.

FIRST HAWAIIAN, INC.

/s/ Eric K. Yeaman
Name:	Eric K. Yeaman
Title:	President & Chief Operating Officer